Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-249979

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 28, 2021)

Nautilus, Inc.

3,525,000 Shares of Common Stock

Pre-funded Warrants to Purchase Up to 573,362 Shares of Common Stock

573,362 Shares of Common Stock Underlying the Pre-funded Warrants

We are offering 3,525,000 shares (“Shares”) of our common stock, no par value, and pre-funded warrants (“Pre-funded Warrants”) to purchase up to 573,362 shares of common stock (and the shares of common stock issuable from time to time upon exercise of each of the Pre-funded Warrants) directly to a certain institutional investor pursuant to this prospectus supplement and the accompanying prospectus. The offering price for each Share of our common stock is $1.22 per share.

The aggregate market value of our outstanding shares of common stock held by non-affiliates was $39,661,966 based on 31,986,018 shares of common stock outstanding as of June 14, 2023, of which 30,745,710 shares are held by non-affiliates, and a per share price of $1.29 based on the closing sale price of our common stock on June 14, 2023. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. During the 12-month period prior to and including the date of this prospectus supplement, we did not offer any securities pursuant to General Instruction I.B.6 of Form S-3.

A holder of Pre-funded Warrants will not have the right to exercise any portion of its Pre-funded Warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each Pre-funded Warrant will be exercisable for one share of common stock at an exercise price of $0.0001 per share of common stock. The offering price is $1.2199 per Pre-funded Warrant, which is equal to the offering price per share of common stock less $0.0001. Each Pre-funded Warrant will be exercisable upon issuance and will expire when exercised in full. There is no established public trading market for the Pre-funded Warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Pre-funded Warrants on the New York Stock Exchange or any other securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited. This offering also relates to the shares of common stock issuable upon exercise of the Pre-funded Warrants being offered by this prospectus supplement and the accompanying prospectus.

In a concurrent private placement (the “Private Placement”), we are also selling to such investor unregistered warrants (the “Common Warrants”) to purchase up to 4,098,362 shares of common stock, at an exercise price of $1.35 per share. The Common Warrants will be exercisable beginning six months following the closing date of this offering and will expire five and a half years following the closing date of this offering. The Common Warrants and the shares of our common stock issuable upon the exercise of the Common Warrants (the “Common Warrant Shares”) are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D promulgated thereunder, and are not being offered pursuant to this prospectus supplement and the accompanying prospectus. There is no established public trading market for the Common Warrants and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on the New York Stock Exchange, any other national securities exchange or any other nationally recognized trading system.

We have engaged Roth Capital Partners, LLC as our sole placement agent for this offering, or the placement agent. The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying prospectus but will use its reasonable best efforts to arrange for the sale of the securities offered. See “Plan of Distribution.” This offering is expected to close on or about June 20, 2023, subject to customary closing conditions, without further notice to you. We have not arranged to place the funds from the investor in an escrow, trust or similar account.

Our common stock is listed on the New York Stock Exchange under the symbol “NLS.” On June 14, 2023, the last reported sales price of our common stock on the New York Stock Exchange was $1.29 per share.

	Per Share of Common Stock	Per Pre- funded Warrant	Total
Offering price	$1.22	$1.2199	$5,000,002
Placement agent fee (1)	$0.0854	$0.0854	$350,000
Proceeds, before expenses, to us	$1.1346	$1.1345	$4,650,002
(1)	See “Plan of Distribution” for a description of the compensation payable to the placement agent.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of Common Stock and the Pre-funded Warrants is expected to be made on or about June 20, 2023.

Roth Capital Partners

The date of this prospectus supplement is June 15, 2023

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement. The second part is the accompanying prospectus, which includes the documents incorporated by reference therein and provides more general information. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or the documents incorporated by reference herein or therein, you should rely on the information in this prospectus supplement.

Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. You should read both this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

Neither we nor the placement agent have authorized anyone to provide you with any information other than the information we have included or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we provide to you. Neither we nor the placement agent take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. We and the placement agent are offering to sell the securities offered hereby only in jurisdictions where offers and sales are permitted. The information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents or sale of our common stock.

We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering must inform themselves about, and observe any restrictions relating to, the offering of the securities offered hereby and the distribution of this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering outside the United States.

Unless the context otherwise indicates, references in this prospectus supplement to “Nautilus,” the “Company,” “we,” “us,” and “our” refer, collectively, to Nautilus, Inc., a Washington corporation, and our subsidiaries on a consolidated basis, as appropriate, unless we state otherwise or the context otherwise requires.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement. This summary provides an overview of selected information and does not contain all of the information you should consider before deciding whether to invest in our common stock. Therefore, you should read the entire prospectus supplement and the accompanying prospectus carefully (including the documents incorporated by reference herein and therein), especially the “Risk Factors” section beginning on page S-6 and in the documents incorporated by reference and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock.

Overview

Founded in 1986, Nautilus, Inc. and subsidiaries (collectively, “Nautilus” or the “Company”) is a global leader in innovative home fitness solutions, headquartered in Vancouver, Washington and incorporated in the State of Washington in January 1993. We became a publicly traded company in May 1999 and are listed on the New York Stock Exchange and traded under ticker symbol: NLS.

Our diverse brand portfolio includes Bowflex®, Schwinn®, JRNY® and Nautilus®, pursuant to which we sell a broad selection of exercise bikes, other cardio equipment, strength training products, and our JRNY® digital fitness platform.

We empower healthier living through individualized connected fitness experiences. We sell our products through two distinct distribution channels, Direct and Retail, which we consider to be separate business segments. Consistent with our North Star strategy, subsequent to our fiscal year end, we sold the Nautilus® brand trademark assets and related licenses, which we view as non-core assets.

We also derive a portion of our revenue from the licensing of our brands and intellectual property.

Business Strategy

We empower healthier living through individualized, connected-fitness experiences. We develop and market home fitness equipment and related products to meet the needs of a broad range of consumers. We have diversified our business by expanding our portfolio of high quality fitness equipment into multiple product lines utilizing our well-recognized brand names. We view the continual innovation of our product offerings as a key aspect of our business strategy. We regularly refresh our existing product lines with new technologies and finishes, and focus significant effort and resources on the development or acquisition of innovative new fitness products and technologies for introduction to the marketplace at periodic intervals.

Evolution of the Home Fitness Market

Based on management estimates and the results of Company-commissioned surveys, we estimate that prior to the COVID-19 pandemic almost 70% of our target fitness consumers exercised at a gym on a weekly basis, compared to roughly 45% exercising outdoors and exercising at home. The incidence of at-home exercise increased significantly during the COVID-19 pandemic, resulting in what we believe are long-term shifts in exercise trends. We now estimate that, during the winter months of 2023, more than 60% of target fitness consumers exercise at home on a weekly basis, while the number of target fitness consumers exercising at a gym on a weekly basis has decreased to roughly 55% and the number of target fitness consumers exercising outdoors on a weekly basis has normalized to roughly the same level as pre-COVID-19 trends. In addition, we believe there has been a permanent shift in the percentages of target fitness consumers working out at home weekly across three fitness segmentation categories that we track: quick results-seekers, steady independents, and enthusiastic cross-trainers. Steady independents and enthusiastic cross-trainers are our core target demographic, as we believe they prioritize fitness and have a mindset of fitness as a life-long journey. We estimate that prior to the COVID-19 pandemic, roughly 50% of quick results-seekers exercised at-home, compared to roughly 60% of steady independents and enthusiastic cross-trainers. Following increases across all three categories during the COVID-19 pandemic, we believe levels of working out at home have normalized following the peak of the pandemic, as we estimate that approximately 65% of quick results-seekers exercised at-home weekly during the winter months of 2023, and over 80% of steady independents and enthusiastic cross-trainers exercised at home weekly during that same period. As a result of these estimates, we believe that the home-fitness market presents a long-term growth opportunity.

Recent Developments

Sale of Nautilus Brand and Related Transactions

On May 1, 2023, as part of our ongoing comprehensive strategic review, we completed a series of transactions which involved the sale of certain non-core assets for approximately $13 million in cash. The sales of these assets included the sale of the Nautilus brand trademark assets and related licenses. In order to facilitate these transactions (and other specified transactions) we entered into amendments to our existing $30 million Term Loan Credit Agreement and our existing ABL Credit Agreement, each of which involved certain step-downs to the minimum excess availability covenants included in each respective agreement. The amendment to the ABL Credit Agreement also reduced the maximum revolving loan commitment from $100 million to $60 million. The proceeds from these transactions will be used to prepay $11.7 million for certain obligations under the Term Loan Credit Agreement.

Waiver from Lenders for Use of Proceeds

In connection with this offering, the Company entered into a waiver letter with Crystal Financial LLC D/B/A SLR Credit Solutions (“SLR”) related to the our term loan credit agreement and Wells Fargo Bank, N.A. (“Wells Fargo”) related to our asset-based revolving loan facility. In particular, SLR and Wells Fargo waived the mandatory prepayment due under the term loan credit agreement and the asset-based revolving loan facility which would have otherwise been due in connection with this offering, and agreed that the Company will be entitled to retain 100% of the net cash proceeds generated from this offering, to be used by the Company in such a manner as the Company deems necessary or advisable.

Corporate Information

We were incorporated in Washington in 1993. Our principal executive offices are located at 17750 S.E. 6th Way, Vancouver, Washington 98683. Our telephone number is (360) 859-2900. Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.” Our website address is https://www.nautilusinc.com/. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on the website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

THE OFFERING

Shares offered:	3,525,000 shares of our common stock

Offering price per share of common stock	$1.22 per share

Pre-funded Warrants offered by us	Pre-funded Warrants to purchase up to 573,362 shares of common stock. Each Pre-funded Warrant will be exercisable for one share of our common stock. The purchase price of each Pre-funded Warrant will equal the price per share at which the shares of common stock are being sold to the public in this offering, minus $0.0001, and the exercise price of each Pre-funded Warrant will be $0.0001 per share. The Pre-funded Warrants may only be exercised on a “cashless” basis. This offering also relates to the shares of common stock issuable upon exercise of any Pre-funded Warrants sold in this offering. The exercise price and number of shares of common stock issuable upon exercise will be subject to certain further adjustments as described herein. See “Description of Securities Offered.”

Concurrent Private Placement of Common Warrants	In a concurrent private placement, we are selling to the investor in this offering Common Warrants to purchase up to an aggregate of 4,098,362 shares of our common stock, representing 100% of the shares of our common stock and shares underlying the Pre-funded Warrants that may be purchased in this offering. Each Common Warrant has an exercise price of $1.35 per share, will be exercisable beginning six months following the closing date of this offering and will expire five and a half years following the closing date of this offering. The Common Warrants are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder and, along with the Common Warrant Shares, have not been registered under the Act, or applicable state securities laws. Accordingly, the Common Warrants and the Common Warrant Shares may not be offered or sold in the U.S. except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. See “Private Placement of Common Warrants.”

Common stock to be outstanding after the offering:	36,084,380 shares assuming all of the Pre-funded Warrants issued in this offering are exercised (but excluding shares issuable upon the exercise of the Common Warrants to be issued in the concurrent private placement).

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” beginning on page S-12 of the prospectus supplement.

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page S-6 and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors that you should carefully consider before deciding to invest in our common stock.

Listing	Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.” There is no established public trading market for the Pre-funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or recognized trading system.

The number of shares of our common stock to be outstanding immediately after this offering and, unless otherwise indicated, the information in this prospectus supplement, is based on 31,986,018 shares of our common stock outstanding as of June 1, 2023, and excludes as of that date:

•	1,805,000 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $1.63 per share.

•	681,000 shares of our common stock issuable upon the vesting of outstanding restricted stock units;

•	1,004,000 shares of our common stock issuable upon the vesting of outstanding performance share units (at target performance levels);

•	1,202,000 shares of our common stock reserved for issuance in connection with future grants under our 2015 Long-Term Incentive Plan, as amended; and

•	40 shares of our common stock available for issuance in connection with our Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes (i) no exercise or conversion of the outstanding options or warrants described above; (ii) no exercise of the Common Warrants to be issued to the investor in the concurrent private placement and (iii) all of the Pre-funded Warrants issued in this offering are exercised.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks described below and discussed under the section captioned “Risk Factors” beginning on page 3 of the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2023. If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment.

Risks Related to this Offering and Our Common Stock

Our stock price is likely to be volatile and the market price of our common stock after this offering may drop below the price you pay.

You should consider an investment in our common stock as risky and invest only if you can withstand a significant loss and wide fluctuations in the market value of your investment. You may be unable to sell your shares of common stock at or above the public offering price due to fluctuations in the market price of our common stock arising from changes in our operating performance or prospects. In addition, the stock market has recently experienced significant volatility. The volatility of stocks often does not relate to the operating performance of the companies represented by the stock. Some of the factors that may cause the market price of our common stock to fluctuate or decrease below the price paid in this offering include:

•	the size, timing and mix of orders from consumers and retailers for our products;

•	the mix of products that we sell;

•	changes in our rate of returns for our products;

•	warranty costs associated with our products;

•	disruption of supply of our products from our manufacturers;

•	costs and availability of labor and raw materials;

•	costs of freight and tariffs;

•	disruptions to our supply chain due to inclement weather, pandemics, labor disruptions or other factors beyond our control;

•	seasonality in the sales of our products;

•	environmental and personal health data regulatory developments or enforcement in the United States and foreign countries;

•	competition from existing products or new products that may emerge;

•	developments or disputes concerning patents or other proprietary rights;

•	introduction of technological innovations or new commercial products by us or our competitors;

•	announcements by us, our collaborators or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•	changes in estimates or recommendations by securities analysts, if any, who cover our common stock;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	public concern over our products or any future products;

•	threatened or actual litigation;

•	future or anticipated sales of our common stock;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	additions or departures of key personnel;

•	the timing of new product introductions;

•	unanticipated costs incurred in the introduction of new products;

•	our ability to introduce new products and enhancements to our existing products on a timely basis;

•	failure of any of our products or future products to achieve commercial success;

•	economic and other external factors or other disasters or crises;

•	period-to-period fluctuations in our financial condition and results of operations;

•	general market conditions and market conditions for biopharmaceutical stocks; and

•	overall fluctuations in U.S. equity markets.

In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and divert the time and attention of our management, which could seriously harm our business.

Our management will have broad discretion as to the use of the proceeds of this offering.

Our management will have broad discretion as to the application of these net proceeds. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for the Company.

You may experience future dilution as a result of future equity offerings or other equity issuances.

To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering. Investors purchasing shares or other securities in the future could have rights superior to existing shareholders.

In addition, as of March 31, 2023, we have a significant number of securities allowing for the purchase of shares of our common stock or which allow for the issuance of shares of our common stock upon their exercise, including 1,805,000 shares of our common stock issuable upon the exercise of outstanding stock options, having a weighted average exercise price of $1.63 per share, 127,000 shares of our common stock issuable upon the vesting of outstanding restricted stock awards, 869,000 shares of our common stock issuable upon the vesting of outstanding restricted stock units, 1,169,000 shares of our common stock issuable upon the vesting of outstanding performance share units (at target performance levels), 1,200,000 shares of our common stock reserved for issuance in connection with future grants under our 2015 Long-Term Incentive Plan, as amended, and 34,000 shares available for issuance in connection with our Employee Stock Purchase Plan. The exercise of these securities may cause you to experience additional dilution.

Future sales of our common stock in the public market could cause our stock price to fall.

Our shelf registration statement on Form S-3, which we filed with the SEC on November 9, 2020, allows us to issue up to $100 million in securities, including common stock, debt securities, warrants and units. However, as of March 31, 2023, our public float is less than $75 million, and under SEC regulations for so long as our public float remains less than $75 million, the amount we can raise through primary public offerings of securities in any twelve-month period using our shelf registration statement is limited to an aggregate of one-third of our public float. At such time as our public float again exceeds $75 million, the number of securities we may sell under a Form S-3 registration statement will no longer be limited by such rules.

The shelf registration statement is intended to provide us with increased financial flexibility and more efficient access to the capital markets. We cannot predict the effect, if any, that market sales of these securities or the availability of the securities will have on the prevailing market price of our common stock from time to time. Substantial sales of shares of our common stock or other securities in the public market, or the perception that those sales could occur, may cause the market price of our common stock to decline. Such a decrease in our share price could in turn impair our ability to raise capital through the sale of additional equity securities. As of March 31, 2023, we had 31,845,000 shares of common stock outstanding, all of which, other than shares held by our directors and certain officers and affiliates, were eligible for sale in the public market, subject in some cases to compliance with the requirements of Rule 144, including the volume limitations and manner of sale requirements. In addition, all of the shares of common stock issuable upon exercise the Pre-funded Warrants sold in this offering will be freely tradable without restriction or further registration upon issuance.

Following this offering, a large number of shares issued in this offering may be sold in the market, which may depress the market price of our common stock.

Following this offering, a large number of shares issued in this offering may be sold in the market, which may depress the market price of our common stock. Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. If there are more shares of our common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of our common stock and sellers remain willing to sell the shares. All of the shares of our common stock issued in this offering or issued upon exercise of Pre-funded Warrants sold in this offering will be freely tradable without restriction or further registration under the Securities Act.

The Pre-funded Warrants are speculative in nature.

The Pre-funded Warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a certain price, subject to adjustment, for a limited period of time. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire shares of our common stock and pay an exercise price of $0.0001 per share per pre-funded warrant on a “cashless” basis, subject to certain adjustments, until exercised in full, after which date any unexercised Pre-funded Warrants will expire and have no further value. Following this offering, the market value of the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-funded Warrants will equal or exceed their imputed offering price. The Pre-funded Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the Pre-funded Warrants, and consequently, it may not ever be profitable for holders of the Pre-funded Warrants to exercise the Pre-funded Warrants.

There is no public market for the Pre-funded Warrants being offered by us in this offering.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including the New York Stock Exchange. Without an active market, the liquidity of the Pre-funded Warrants will be limited.

Holders of Pre-funded Warrants purchased in this offering will have no rights as common stock shareholders until such holders exercise their Pre-funded Warrants and acquire our common stock.

Until holders of Pre-funded Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the Pre-funded Warrants. Upon exercise of the Pre-funded Warrants, the holders will be entitled to exercise the rights of a common stock shareholder only as to matters for which the record date occurs after the exercise date.

Significant holders or beneficial holders of our common stock may not be permitted to exercise warrants or pre-funded warrants that they hold.

The Pre-funded Warrants being offered will prohibit a holder from exercising Pre-funded Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning more than 9.99% of our common stock outstanding immediately after giving effect to the exercise, provided that, at the election of a holder and notice to us, such beneficial ownership limitation shall be 4.99% (or 9.99% upon election of a purchaser) of our common stock outstanding immediately after giving effect to the exercise. As a result, you may not be able to exercise your Pre-funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-funded Warrants to realize value, but you may be unable to do so.

Because we do not expect to declare cash dividends on our common stock in the foreseeable future, shareholders must rely on appreciation of the value of our common stock for any return on their investment.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not expect to declare or pay any additional cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock, if any, will provide a return to investors in this offering.

We are party to debt agreements which contain certain restrictive and financial covenants that may limit our operating flexibility.

The agreements governing our existing indebtedness contain certain limitations and conditions on our ability to: create, incur, assume or be liable for indebtedness; dispose of assets outside the ordinary course; acquire, merge or consolidate with or into another person or entity; create, incur or allow any lien on any of our property; make investments; or pay dividends or make distributions, in each case subject to certain exceptions. In addition, to the extent we desire to prepay the indebtedness under these agreements prior to maturity, certain covenants may obligate us to pay a prepayment penalty on the amounts being prepaid. Such limitations and conditions may limit our operating flexibility, which may in turn adversely impact our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “could,” “expect,” “plan,” “aim,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing,” “goal,” or the negative of these terms or other comparable terminology. Important factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to:

•	our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs;

•	changes in consumer fitness trends;

•	changes in the media consumption habits of our target consumers or the effectiveness, availability and price of media time consistent with our cost and audience profile parameters;

•	greater than anticipated costs or delays associated with launch of new products;

•	weaker than expected demand for new or existing products;

•	a decline in consumer spending due to unfavorable economic conditions;

•	softness in the retail marketplace or the availability from retailers of heavily discounted competitive products;

•	an adverse change in the availability of credit for our customers who finance their purchases;

•

our ability to pass along vendor raw material price increases and other cost pressures, including increased shipping costs and unfavorable foreign currency exchange rates, tariffs, risks associated with current and potential delays, work stoppages, or supply chain disruptions;

•	our ability to hire and retain key management personnel;

•	our ability to effectively develop, market and sell future products;

•	the availability and timing of capital for financing our strategic initiatives, including being able to raise capital on favorable terms or at all;

•	changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms;

•	the impact of any future impairments;

•	our ability to protect our intellectual property;

•	the introduction of competing products; and

•	our ability to get foreign-sourced product through customs in a timely manner.

Additional factors that may cause actual results to differ materially from current expectations include, among other things, those set forth in the section titled “Risk Factors” beginning on page S-6 of this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein and therein. Any forward-looking statement in this prospectus, the accompanying prospectus and the documents incorporated by reference herein and therein reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

INDUSTRY AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain estimates, projections and other information concerning our industry, our business and the markets for certain products, including data regarding the estimated size of those markets, their projected growth rates and the incidence of certain medical conditions. Unless otherwise expressly stated, we obtained these industry, business, market and other data from our own research as well as from reports, research surveys, studies and similar data prepared by third parties, industry, medical and general publications, government data and similar sources. In some cases, we do not expressly refer to the sources from which these data are derived. Information that is based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus supplement. These and other factors could cause results to differ materially from those expressed in the estimates made by independent third parties and by us.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of the shares of common stock and Pre-funded Warrants in this offering of approximately $4.2 million, after deducting the placement agent fees and estimated offering expenses payable by us. These estimates exclude the proceeds, if any, from the exercise of the Pre-funded Warrants sold in this offering and the Common Warrants sold in a private placement concurrently with this offering.

We intend to use the net proceeds from this offering for general corporate purposes.

These expected uses represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We have not determined the amounts we plan to spend or the timing of expenditures. As a result, our management will have broad discretion to allocate the net proceeds from the sale of the common stock that we may offer under this prospectus supplement and the accompanying prospectus.

Offering expenses will be paid by us using cash-on-hand.

PRIVATE PLACEMENT OF COMMON WARRANTS

In a concurrent Private Placement, we are selling to the investor in this offering Common Warrants to purchase up to an aggregate of 4,098,362 shares of common stock, representing 100% of the shares of our common stock and Pre-funded Warrants that may be purchased in this offering. The Common Warrants are exercisable at an exercise price of $1.35 per share, subject to certain adjustments, will be exercisable beginning six months following the closing date of this offering and have a term of exercise equal to five and a half years from the closing date of this offering. Subject to limited exceptions, a holder of Common Warrants will not have the right to exercise any portion of its Common Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or 9.99% at the election of the holder prior to the date of issuance) of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%. Any increase in the beneficial ownership limitation shall not be effective until 61 days following notice of such change to us.

Except as otherwise provided in the Common Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Common Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Common Warrants.

The Common Warrants and the Common Warrant Shares are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, and are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

In the event of any fundamental transaction, as described in the Common Warrants and generally including any merger or consolidation with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer that have been accepted by the holders of 50% or more of our outstanding common stock, reclassification, reorganization or recapitalization of our shares of common stock, or purchase of more than 50% or more of our outstanding shares of common stock, then upon any subsequent exercise of a Common Warrant, the holder will have the right to receive as alternative consideration, for each share of common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of common stock for which the Common Warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction, the holders of the Common Warrants have the right to require us or a successor entity to redeem the Common Warrants for cash in the amount of the Black Scholes Value (as defined in each Common Warrant) of the unexercised portion of the Common Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

We are required within 45 days of the date of the securities purchase agreement to file a registration statement providing for the resale of the Common Warrant Shares issued and issuable upon the exercise of the Common Warrants. We are required to use commercially reasonable efforts to cause such registration to become effective within 181 days of the closing of the offering and to keep such registration statement effective at all times until no investor owns any Common Warrants or Common Warrant Shares issuable upon exercise thereof, subject to certain exceptions.

There is no established public trading market for the Common Warrants and we do not expect a market to develop. In addition, we do not intend to list the Common Warrants on the New York Stock Exchange, any other national securities exchange or any other nationally recognized trading system.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

The following description of the securities we are offering pursuant to this prospectus supplement does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus supplement forms a part, and by applicable law. The terms of our common stock and Pre-funded Warrants may also be affected by Washington law.

We are offering 3,525,000 shares of our common stock and Pre-funded Warrants to purchase 573,362 shares of our common stock.

The shares of common stock and Pre-funded Warrants will be issued separately. The shares of common stock issuable from time to time upon exercise of the Pre-funded Warrants, if any, are also being offered pursuant to this prospectus.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” in the accompanying prospectus. The transfer agent for our common stock is Computershare Trust Company, N.A. Its address is 150 Royall Street, Canton, MA 02021.

Pre-Funded Warrants

The material terms and provisions of the pre-funded warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of Pre-funded Warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the SEC in connection with this offering and incorporated by reference into the registration statement of which this prospectus forms a part. You should review the form of Pre-funded Warrant for a complete description of the terms and conditions applicable to the pre-funded warrants. See “Where You Can Find More Information” on page S-27.

Exercisability. The Pre-funded Warrants will be immediately exercisable, at the option of each holder, in whole or in part through a “cashless exercise as described below. The Pre-funded Warrants will be issued in certificated form only.

Exercise Limitations. A holder of a Pre-funded Warrant will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants provided that at the election of a holder and notice to us such percentage ownership limitation shall be 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price. Each Pre-funded Warrant offered hereby has an initial exercise price per share equal to $0.0001. The holder may exercise each Pre-funded Warrant only through a “cashless exercise” as described below. The Pre-funded Warrants are immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the Pre-funded Warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

No Listing. There is no established public trading market for the Pre-funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-funded Warrants on any securities exchange or recognized trading system, including the New York Stock Exchange. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-funded Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of the Pre-funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Cashless Exercise. Holders may only exercise each Pre-funded Warrant through a “cashless exercise,” whereby, the holder will receive upon such exercise, the net number of shares of common stock determined according to the formula set forth in the Pre-funded Warrant, equal to the quotient obtained by dividing [(A-B)(X)] by (A), where (A) equals the applicable market price of the Company’s Common Stock (as set forth in the Pre-Funded Warrant), (B) equals the exercise price of the warrant, and (X) equals the number of warrants shares issuable upon exercise of the warrant (if such exercise, hypothetically, were instead by means of a cash exercise rather than a cashless exercise).

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-funded Warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-funded Warrants.

Amendments. Amendments and waivers of the terms of the Pre-funded Warrants require the written consent of the holders of the warrants then outstanding and us.

Anti-Takeover Effects of Washington Law and our Articles of Incorporation and Bylaws

Certain provisions of Washington law, our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws, as amended (the “Bylaws”) contain provisions that may delay, defer or discourage another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Anti-Takeover Provisions of Washington Law

Certain provisions of Washington law could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

We are subject to the Washington Business Corporation Act (“WBCA”) which imposes restrictions on certain transactions between a corporation and certain significant shareholders. The WBCA generally prohibits a “target corporation” (as defined in the WBCA) from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved (1) prior to the time of the acquisition, by a majority of the members of the target corporation’s board of directors or (2) at or subsequent to the acquiring person’s share acquisition time, by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•	a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•

termination of 5% or more of the employees of the target corporation employed in Washington, whether at one time or over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	allowing the acquiring person to receive any disproportionate benefit as a shareholder.

After the five-year period, a “significant business transaction” may occur if it complies with “fair price” provisions specified in the statute or are approved at an annual or special meeting of shareholders by a majority of the outstanding shares other than those of which the acquiring person has beneficial ownership. As a result, Chapter 23B.19 of the WBCA could have the effect of delaying, deferring, or preventing a change in control.

Limits on Ability of Shareholders to Act by Written Consent

Washington law limits the ability of shareholders of public companies from acting by written consent by requiring unanimous written consent for a shareholder action to be effective. This limit on the ability of our shareholders to act by less than unanimous written consent may lengthen the amount of time required to take shareholder actions. As a result, a holder controlling a majority of our capital stock who is unable to obtain unanimous written consent from all of our shareholders would not be able to amend our Bylaws or remove directors without holding a shareholders meeting.

Requirements for Advance Notification of Shareholder Nominations and Proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. The Bylaws do not give the board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the shareholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

Our Articles of Incorporation provide that shareholders are not entitled to cumulate votes in the election of directors.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock and Pre-funded Warrants. This summary is for general information purposes only and does not purport to be a complete analysis of all potential tax considerations relating to an investment in our common stock or Pre-funded Warrants. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal tax consequences different from those set forth below. We have not obtained, and do not intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) regarding any U.S. federal income tax consequences of purchasing, owning or disposing of our common stock or Pre-funded Warrants. As a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

This summary does not address any alternative minimum tax considerations, any considerations regarding the tax on net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income tax laws, including U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this summary does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies and real estate investment trusts;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax-qualified retirement plans;

•	certain former citizens or long-term residents of the United States;

•	partnerships or entities or arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors therein);

•	persons who hold our common stock or Pre-funded Warrants as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction or integrated investment;

•	persons who hold or receive our common stock or Pre-funded Warrants pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons who do not hold our common stock or Pre-funded Warrants as a capital asset within the meaning of Section 1221 of the Code; or

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar.

If a partnership (or entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock or Pre-funded Warrants, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Partnerships that hold our common stock or Pre-funded Warrants, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your own tax advisors with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock or Pre-funded Warrants arising under the U.S. federal estate or gift tax laws or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this summary, a “U.S. holder” is a beneficial owner of our common stock or Pre-funded Warrants that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes), that is (x) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia or (y) otherwise treated as a domestic corporation for U.S. federal income tax purposes;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a United States person.

As used herein, a “non-U.S. holder” is a beneficial owner of our common stock or Pre-funded Warrants that is not a U.S. holder and is not a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes).

Treatment of Pre-Funded Warrants

Although it is not entirely free from doubt, the Pre-funded Warrants should be treated as shares of our common stock for U.S. federal income tax purposes and a holder of Pre-funded Warrants should generally be taxed in the same manner as a holder of common stock, as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-funded Warrant and, upon exercise, the holding period of a Pre-funded Warrant should carry over to the shares of common stock received. Similarly, the tax basis of the Pre-funded Warrants should carry over to the shares of common stock received upon exercise, increased by the exercise price of $0.001 per share. Holders should consult their own tax advisors regarding the tax consequences associated with the acquisition of Pre-funded Warrants pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the Pre-funded Warrants will be treated as shares of our common stock.

U.S. Holders

Distributions on Common Stock

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do pay any cash distributions on our common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital that will reduce your basis in our common stock, but not below zero, and any amount in excess of your basis will be treated as gain from the sale of stock and subject to tax in the manner described below under “Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividend income may be taxed to an individual U.S. holder at rates applicable to long-term capital gains, provided that a minimum holding period and other requirements are satisfied. Any dividends that we pay to a corporate U.S. holder may qualify for a dividends-received deduction if certain holding period and other requirements are satisfied. U.S. holders should consult their own tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the reduced tax rate on dividends or the dividends-received deduction, as applicable.

Constructive Distributions

Pursuant to the terms of the Pre-funded Warrants, the exercise price at which our common stock may be purchased and/or the number of shares of common stock that may be purchased upon exercise of the Pre-funded Warrants is subject to adjustment from time to time upon the occurrence of certain events. To the extent an adjustment, or failure to adjust, the number of shares of our common stock underlying the Pre-funded Warrants and/or the exercise price of the Pre-funded Warrants results in an increase in the proportionate interest of a holder in our assets or our earnings and profits, such holder generally will be treated as having received a distribution of property. Any such deemed distribution generally would be treated in the same manner as cash distributions on our common stock, as described above under “Distributions on Common Stock.” In the event such a deemed distribution is taxable, a U.S. holder’s basis in its Pre-funded Warrants will be increased by an amount equal to the taxable distribution.

Sale, Exchange or Other Taxable Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on the sale, exchange or other taxable disposition of our common stock. The amount of gain or loss will equal the difference between the amount realized on the sale and such U.S. holder’s tax basis in such common stock. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for such common stock. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the common stock for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Sale, Exchange or Other Taxable Disposition of a Pre-funded Warrant

Upon a sale, exchange or other taxable disposition of a Pre-funded Warrant, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized (if any) on the disposition and such U.S. holder’s tax basis in the Pre-funded Warrant. The amount realized will include the amount of any cash and the fair market value of any other property received in exchange for the Pre-funded Warrant. Gain or loss will be long-term capital gain or loss if the U.S. holder has held the Pre-funded Warrant for more than one year. Long-term capital gains of non-corporate U.S. holders are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Distributions

Distributions will be classified for U.S. federal income tax purposes (as dividends, return of capital, or capital gain, as applicable) in the manner described above under “U.S. Holders—Distributions on Common Stock.” Subject to the discussion below regarding effectively connected income, any dividend received by a non-U.S. holder (including any dividend deemed received by a non-U.S. holder as a result of certain adjustments, or failure to make adjustments, to the exercise price of a Pre-funded Warrant as described above under “U.S. Holders—Constructive Distributions”) generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to establish its entitlement to a reduced treaty rate, a non-U.S. holder generally must provide an IRS Form W-8BEN or IRS Form W-8BEN-E to the applicable paying agent, properly certifying qualification for the reduced rate.

Dividends received (or deemed received) by a non-U.S. holder that are effectively connected with the holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies certain certification and disclosure requirements. In order to establish this exemption, the non-U.S. holder generally must provide the applicable paying agent with an IRS Form W-8ECI, properly certifying such exemption. Any effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated U.S. federal income tax rates applicable to U.S. holders, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock or Pre-Funded Warrants

Subject to the discussion below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange or other taxable disposition of our common stock or a Pre-funded Warrant unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is a non-resident alien individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

shares of our common or Pre-funded Warrants, as applicable, constitute U.S. real property interests by reason of our status as a United States real property holding corporation (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the non-U.S. holder’s disposition of, or the non-U.S. holder’s holding period for, our common stock or Pre-funded Warrants, as applicable.

We believe that we have not been, are not currently, and will not become, a USRPHC for U.S. federal income tax purposes. Even if we are or become a USRPHC, a non-U.S. holder should not recognize gain by reason of our status as a USRPHC if (i) the shares of our common stock are regularly traded on an established securities market, and (ii) the holder does not hold, and has not held, directly or indirectly (taking into account applicable constructive ownership rules), at any time within the shorter of the five-year period preceding the disposition or its holding period for common stock or Pre-funded Warrants, more than 5% of our common stock.

If a non-U.S. holder is described in the first bullet above, it will be required to pay tax on the net gain derived from the sale, exchange or other taxable disposition under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet above will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, exchange or other taxable disposition, which gain may be offset by U.S. source capital losses for the year.

Federal Estate Tax

Common stock or Pre-funded Warrants beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of their death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Distributions on, and the payment of the proceeds of a disposition of, our common stock or Pre-funded Warrants generally will be subject to information reporting if made within the United States or through certain

U.S.-related financial intermediaries. Information returns are required to be filed with the IRS and copies of information returns may be made available to the tax authorities of the country in which a holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding may also apply if the holder fails to provide certification of exempt status or a correct U.S. taxpayer identification number and otherwise comply with the applicable backup withholding requirements. Generally, a holder will not be subject to backup withholding if it provides a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, as applicable. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided certain information is timely filed with the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (FATCA) imposes a 30% withholding tax on (i) dividends on our common stock and (ii) subject to the proposed Treasury regulations discussed below, the gross proceeds from the sale, exchange or other taxable disposition of our common stock or Pre-funded Warrants, paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury and complies with the reporting and withholding requirements thereunder or, in the case of a foreign financial institution in a jurisdiction that has entered into an intergovernmental agreement with the United States, complies with the requirements of such agreement. In addition, FATCA imposes a 30% withholding tax on the same types of payments to a non-financial foreign entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each of its substantial U.S. owners. Proposed Treasury regulations would eliminate withholding under FATCA on payments of gross proceeds. Taxpayers may rely on these proposed Treasury regulations until final Treasury regulations are issued, but such Treasury regulations are subject to change. An applicable intergovernmental agreement regarding FATCA between the United States and a foreign jurisdiction may modify the rules discussed in this paragraph. Prospective investors should consult their tax advisors regarding the potential application of FATCA to an investment in our common stock or Pre-funded Warrants.

The preceding discussion of U.S. federal income tax considerations is for general information only and does not constitute tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock or Pre-funded Warrants, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Roth Capital Partners, LLC, or the placement agent, has agreed to act as our sole placement agent in connection with this offering subject to the terms and conditions of a placement agency agreement, dated June 15, 2023, by and between Roth Capital Partners, LLC and us. The placement agent is not purchasing or selling any securities offered by this prospectus supplement and the accompanying base prospectus but has arranged for the sale of certain of the securities offered hereby through a securities purchase agreement entered into between the investor and us. The offering price of the shares and/or the Pre-funded Warrants offered by this prospectus supplement and the accompanying base prospectus has been determined based upon arm’s-length negotiations between the investor and us.

We have entered into a securities purchase agreement directly with the investor in this offering. A form of the securities purchase agreement will be included as an exhibit to our Current Report on Form 8-K to be filed with the SEC in connection with this offering. The securities purchase agreement provides such investor with certain representations, warranties and covenants, including indemnifications, from us. Our obligation to issue and sell the securities to the investor who is party to the securities purchase agreement is subject to the closing conditions set forth in the securities purchase agreement, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from us or our counsel, which may be waived by the respective parties. All of the securities will be sold at the offering price specified in this prospectus supplement and, we expect, at a single closing.

Commissions and Expenses

We have agreed to pay the placement agent an aggregate cash placement fee equal to 7.0% of the gross proceeds in this offering from sales arranged for by the placement agent. Subject to certain conditions, we also have agreed to reimburse all reasonable travel and other out-of-pocket expenses of the placement agent in connection with this offering, including but not limited to the reasonable fees of legal counsel, not to exceed $75,000. We currently anticipate that the delivery of the securities will occur on or about June 20, 2023, subject to the satisfaction of customary closing conditions.

Other Terms

Under the securities purchase agreement, and subject to certain exceptions, we have agreed not to (i) enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents, or (ii) file any registration statement or amendment or supplement thereto, subject to certain exceptions, for a period of 90 days following the closing of the offering. We have also agreed not to effect or enter into an agreement to effect any issuance of common Stock or common Stock equivalents involving a Variable Rate Transaction, as defined in the Securities Purchase Agreement for a period of one year following the closing of the offering, except that we may enter into an “at-the-market offering” six months after the closing of this offering.

Lock-Up Agreements

In connection with this offering, each of our executive officers and directors has agreed, subject to certain exceptions set forth in the lock-up agreements, not to offer, sell, contract to sell, hypothecate, pledge, make any short sale of, or otherwise dispose of, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for shares of our common stock, for 90 days following the closing of the offering.

Determination of Offering Price

The offering price of the securities we are offering was negotiated between us and the investor, in consultation with the placement agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the offering price of our securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Regulation M Restrictions

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of any shares of common stock sold by it while acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act including Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M promulgated under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares offered hereby by the placement agent acting as a principal. Under these rules and regulations, the placement agent:

•	must not engage in any stabilization activity in connection with our securities; and

•

must not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Passive Market Making

In connection with this offering, the placement agent may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of shares of our common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. If all independent bids are lowered below the passive market maker’s bid, however, that bid must then be lowered when specified purchase limits are exceeded.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Other Relationships

The placement agent and its affiliates may in the future engage in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions.

Electronic Distribution

This prospectus supplement and the accompanying base prospectus may be made available in electronic format on websites or through other online services maintained by the placement agent or by an affiliate. Other than this prospectus supplement and the accompanying base prospectus, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement and the accompanying base prospectus or the registration statement of which this prospectus supplement and the accompanying base prospectus forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

Listing

Our common stock is listed on The New York Stock Exchange under the symbol “NLS.” There is no established public trading market for the Common Warrants or the Pre-funded Warrants and we do not intend to list them on any national securities exchange or nationally recognized trading system.

LEGAL MATTERS

The validity of our common stock and Pre-funded Warrants to purchase our common stock, and certain other matters of Washington law will be passed upon for us by Hillis Clark Martin & Peterson P.S., Seattle, Washington. Certain matters of U.S. federal law will be passed upon for us by King & Spalding LLP, Atlanta, Georgia. Certain matters of U.S. federal law will be passed upon for the placement agent by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nautilus, Inc. as of March 31, 2023 and 2022, and for each of the two years in the period ended March 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2023 have been incorporated by reference herein in reliance upon the reports of Grant Thornton LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus form part of a registration statement on Form S-3 that we filed with the SEC. This prospectus supplement does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Neither we nor any agent, placement agent or dealer has authorized any person to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front page of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of the securities offered by this prospectus supplement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Our website is located at https://www.nautilusinc.com/. Information contained on our website is not incorporated by reference into this prospectus supplement and, therefore, is not part of this prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2023, filed with the SEC on June 1, 2023; and

•	our Current Reports on Form 8-K filed with the SEC on May 2, 2023.

We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

Upon written or oral request, we will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of the documents incorporated by reference into this prospectus supplement but not delivered with the prospectus supplement. You may request a copy of these filings, and any exhibits we have specifically incorporated by reference as an exhibit in this prospectus supplement, at no cost by writing or telephoning us at the following address:

Nautilus, Inc.

17750 S.E. 6th Way

Vancouver, Washington 98683

(360) 859-2900

You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on our website at https://www.nautilusinc.com/. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information on, or that can be accessed from, our website as part of this prospectus supplement.

This prospectus supplement is part of a registration statement we filed with the SEC. We have incorporated exhibits into this registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus supplement or those documents.

PROSPECTUS

$100,000,000

Common Stock

Warrants

Debt Securities

Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $100,000,000.

Our common stock is listed on the New York Stock Exchange under the symbol “NLS.” On October 20, 2021, the last reported sale price of our common stock was $9.74 per share. The debt securities, warrants, and units described in this prospectus have not been approved for listing on any market or exchange, and we have not made any application for such listing.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings to or through underwriters, dealers, and agents or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities and their compensation will be described in the applicable prospectus supplement.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, PLEASE READ THE INFORMATION UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated October 28, 2021

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the applicable prospectus supplement, including all documents incorporated herein and therein by reference, together with additional information described under “Where You Can Find More Information” below.

This prospectus does not include all of the information that is in the registration statement. We omitted certain parts of the registration statement from this prospectus as permitted by the SEC. We refer you to the registration statement and its exhibits for additional information about us and the securities that may be sold under this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

References in this prospectus to “Nautilus,” the “Company,” “we,” “us,” “our” and similar terms refer to Nautilus, Inc. and our subsidiaries on a consolidated basis, as appropriate, unless we state otherwise or the context otherwise requires.

OUR COMPANY

The following is a summary of what we believe to be the most important aspects of our business. Please read the additional information in the sections entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Overview

Founded in 1986, Nautilus, Inc. and subsidiaries (collectively, “Nautilus” or the “Company”) is a global leader in innovative home fitness solutions, headquartered in Vancouver, Washington. We are committed to providing innovative, quality solutions to help people achieve a fit and healthy lifestyle. Our principal business activities include designing, developing, sourcing, and marketing high-quality cardio and strength fitness products, a connected-fitness digital platform, and related accessories for consumer use, primarily in the U.S., Canada, Europe and Asia. Our products are sold under some of the most-recognized brand names in the fitness industry: Nautilus®, Bowflex®, and Schwinn®, as well as the JRNY® digital fitness platform.

We market our products through two distinct distribution channels, Direct and Retail, which we consider to be separate business segments. Our Direct business offers products directly to consumers through our websites and telephone sales and advertisements on television, social media and through print catalogs. Our Retail business offers our products through a network of independent retail companies and specialty retailers with stores and websites located in the U.S. and internationally. We also derive a portion of our revenue from the licensing of our brands and our intellectual property.

Corporate Information

We were incorporated in Washington in 1993. Our principal executive offices are located at 17750 S.E. 6th Way, Vancouver, Washington 98683. Our telephone number is (360) 859-2900. Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.” Our website address is https://www.nautilusinc.com/. We have included our website address in this prospectus solely as an inactive textual reference. The information contained on the website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. See “Item 1A-Risk Factors” in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus and in any subsequent Quarterly Report on Form 10-Q and the “Risk Factors” section in the applicable prospectus supplement for a discussion of the factors you should carefully consider before deciding whether to purchase our securities. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. Before you invest in our securities, you should carefully consider these risks as well as other information we include or incorporate by reference into this prospectus and the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition, results of operations or liquidity. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The discussion of risks includes or refers to forward-looking statements you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

THE SECURITIES WE MAY OFFER

We may offer up to $100,000,000 of shares of our common stock, debt securities, warrants or units in any combination of the foregoing, under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you also may add, update or change information contained in this prospectus or in documents we have incorporated by reference.

This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents, dealers or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the name of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding options to purchase additional securities, if any; and

•	the net proceeds to us.

Common Stock.

We may issue shares of our common stock from time to time. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of our common stock are entitled to dividends when and if declared by our board of directors.

Warrants.

We may issue warrants for the purchase of common stock, in one or more series, from time to time. We may issue warrants independently or together with common stock or debt securities, and the warrants may be attached to or separate from our common stock or debt securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreement and warrant certificate that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants.

Any warrants issued under this prospectus may be evidenced by warrant certificates. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Debt Securities.

We may offer secured or unsecured obligations in the form of one or more series of debt securities, which may be senior, senior subordinated or subordinated obligations. Any subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into shares of our common stock.

The debt securities will be issued under an indenture, as supplemented by a resolution of our board of directors, an officer’s certificate or a supplemental indenture, between us and a trustee. We have summarized the general features of the debt securities to be governed by the indenture. The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We encourage you to read the indenture. Instructions on how you can get copies of this document are provided under the heading “Where You Can Find More Information.”

Units

We may issue units comprised of one or more of the other classes of securities issued by us as described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “plan,” “expect,” “aim,” “believe,” “project,” “intend,” “estimate,” “will,” “should,” “could,” and other terms of similar meaning typically identify forward-looking statements. We also may make forward-looking statements in our other documents filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”). In addition, our senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements include any statements related to our future business, financial performance or operating results; the impact of any divestiture or separation transaction on our remaining business; anticipated fluctuations in net sales due to seasonality; plans and expectations regarding gross and operating margins; plans and expectations regarding research and development expenses and capital expenditures and anticipated results from such expenditures and other investments in our capabilities and resources; anticipated losses from discontinued operations; plans for new product introductions, strategic partnerships and anticipated demand for our new and existing products; and statements regarding our inventory and working capital requirements and the sufficiency of our financial resources. These forward-looking statements, and others we make from time-to-time, are subject to a number of risks and uncertainties. Many factors could cause actual results to differ materially from those projected in forward-looking statements, including our ability to timely acquire inventory that meets our quality control standards from sole source foreign manufacturers at acceptable costs, changes in consumer fitness trends, changes in the media consumption habits of our target consumers or the effectiveness, availability and price of media time consistent with our cost and audience profile parameters, greater than anticipated costs or delays associated with launch of new products, weaker than expected demand for new or existing products, a decline in consumer spending due to unfavorable economic conditions, softness in the retail marketplace or the availability from retailers of heavily discounted competitive products, an adverse change in the availability of credit for our customers who finance their purchases, our ability to pass along vendor raw material price increases and other cost pressures, including increased shipping costs and unfavorable foreign currency exchange rates, tariffs, risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the COVID-19 pandemic, our ability to hire and retain key management personnel, our ability to effectively develop, market and sell future products, changes in the financial markets, including changes in credit markets and interest rates that affect our ability to access those markets on favorable terms, the impact of any future impairments, our ability to protect our intellectual property, the introduction of competing products, and our ability to get foreign-sourced product through customs in a timely manner. Additional assumptions, risks and uncertainties are described in Part I, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as supplemented or modified in our Quarterly Reports on Form 10-Q. We do not undertake any duty to update forward-looking statements after the date they are made or conform them to actual results or to changes in circumstances or expectations. See “Where You Can Find More Information.”

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. Unless required by law, we will not undertake and we specifically disclaim any obligation to release publicly the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of events, whether or not anticipated. In that respect, we wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.

These risks and uncertainties include, among other things:

•	estimates regarding the market for our products, future results of operations, financial position, capital requirements and our needs for additional financing;

•	commercial success and market acceptance of our products and any future products we may seek to commercialize;

•	competitive companies and technologies in our industry;

•	our business model and strategic plans for our products, technologies and business, including our implementation thereof;

•	our ability to accurately forecast customer demand for our products and manage our inventory;

•	our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our products in markets outside of the United States;

•	our ability to hire and retain our senior management and other highly qualified personnel;

•	our ability to obtain additional financing in this or future offerings;

•	our ability to establish and maintain intellectual property protection for our products, or avoid claims of infringement;

•	foreign currency exchange rate fluctuations;

•

restrictive actions of foreign or U.S. governmental authorities affecting trade, especially during periods of heightened tension between the U.S. and such foreign governmental authorities, including protective measures such as export and customs duties and tariffs, and government intervention favoring local competitors; and

•	the volatility of the trading price of our common stock.

Our results of operations may vary significantly from period-to-period. Our revenues typically fluctuate due to the seasonality of our industry, customer buying patterns, product innovation, the nature and level of competition for health and fitness products, our ability to procure products to meet customer demand, the level of spending on, and effectiveness of, our media and advertising programs and our ability to attract new customers and maintain existing sales relationships. In addition, our revenues are highly susceptible to economic factors, including, among other things, the overall condition of the economy and the availability of consumer credit in both the U.S. and Canada. The COVID-19 pandemic has created a heightened need for home-fitness products at an unplanned rate. We are unable to estimate the length of time that the short-term increases in demand for many of our home-fitness products will outpace supply and we are accelerating the manufacturing and delivery of key products. We cannot predict the longer-term impacts of COVID-19 and the impact on our results of operations is uncertain. Our financial results could also be impacted by an acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations, diverting management from their primary responsibilities, subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition, and operating results. Our gross margins are being impacted by fluctuations in the costs or availability of materials used to manufacture our products, tariffs, expedited shipping and transportation costs and product warranty costs. Gross margins may also be affected by fluctuations in cost associated with acquisition or license of products and technologies, product warranty costs, the cost of fuel, foreign currency exchange rates, and changes in costs of other distribution or manufacturing-related services. Our operating profits or losses may also be affected by the efficiency and effectiveness of our organization. Historically, our operating expenses have been influenced by media costs to produce and distribute advertisements of our products on television, websites and other media, facility costs, operating costs of our information and communications systems, product supply chain management, customer support and new product development activities. In addition, our operating expenses have been affected from time-to-time by asset impairment charges, restructuring charges and other significant unusual or infrequent expenses.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from our sale of the securities covered by this prospectus for general corporate purposes. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus will be set forth in the prospectus supplement relating to the specific offering.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	through one or more underwriters;

•

through dealers, who may act as agents or principal (including a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction);

•	through one or more agents;

•	through registered direct offerings;

•	as part of a collaboration with a third party;

•	as part of an acquisition or merger with a third party;

•	through at-the-market issuances;

•	in privately negotiated transactions; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement will describe the terms of the offering of the securities, including the following, as applicable:

•	the terms of the securities being offered, including the public offering price of the securities and the proceeds to us;

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated

in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

We may indemnify agents, underwriters, dealers, or other third parties who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these agents, underwriters, dealers, or other third parties may be required to make. Agents, underwriters, dealers and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled, under agreements that may be entered into with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

Our common stock is listed on the New York Stock Exchange. Underwriters may make a market in our common stock, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK

As of October 22, 2021, we had one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock. The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation and our Amended and Restate Bylaws, copies of which are included as exhibits to the registration statement of which this prospectus forms a part and as exhibits to our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus, and to the applicable provisions of the Washington Business Corporation Act, Title 23B of the Revised Code of Washington.

Authorized Capital Shares

Our authorized capital shares consist of 75,000,000 shares of common stock, no par value per share. As of October 20, 2021, we had outstanding 31,166,997 shares of common stock.

Common Stock

Voting Rights

The holders of common stock are entitled to one vote per share on all matters voted on by the shareholders, including the election of directors. Our common stock does not have cumulative voting rights.

Dividend Rights

The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors in its discretion out of funds legally available for the payment of dividends.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable.

Liquidation Rights

The holders of common stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.

Anti-Takeover Provisions

The provisions of Washington law could have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids.

We are subject to the Revised Code of Washington, which imposes restrictions on certain transactions between a corporation and certain significant shareholders. The Revised Code of Washington generally prohibits a “target corporation” (as defined in the Revised Code of Washington) from engaging in certain significant business transactions with an “acquiring person,” which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporate, for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved (1) prior to the time of the acquisition, by a majority of the members of the target corporation’s board of directors or (2) at or subsequent to the acquiring person’s share acquisition time, by a majority of the members of the target corporation’s board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting shares, except for shares beneficially owned by or under the voting control of the acquiring person. Such prohibited transactions include, among other things:

•	A merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from the acquiring person;

•

Termination of 5% or more of the employees of the target corporation employed in Washington whether at one time or over a five-year period as a result of the acquiring person’s acquisition of 10% or more of the shares; or

•	Allowing the acquiring person to receive any disproportionate benefit as a shareholder.

Transfer Agent and Registrar

Our transfer agent and registrar is Computershare Trust Company, N.A.

Listing

Our common stock is traded on the New York Stock Exchange under the trading symbol “NLS.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase shares of our common stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price, are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEBT SECURITIES

As of the date of this prospectus, we have no debt securities issued and outstanding.

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue notes under an indenture, which we will enter into with the trustee named in the indenture. Any indenture will be qualified under the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the applicable indenture and any related security documents, if any, in their entirety before investing in our debt securities.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, and if so, the terms and who the depository will be;

•	the maturity date;

•	the principal amount due at maturity;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness, issuing additional securities, or entering into a merger, consolidation or sale of our business;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	any provisions for payment of additional amounts for taxes and any provision for redemption, if we must pay such additional amount with respect to any debt security;

•

whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•

the terms on which a series of debt securities may be convertible into or exchangeable for our common stock, any other of our securities or securities of a third party, and whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	events of default;

•	whether we and/or the trustee may change an indenture without the consent of any holders;

•	the form of debt security and how it may be exchanged and transferred;

•	descriptions of the trustee and paying agent, and the method of payments; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms which may be required by us or advisable under applicable laws or regulations.

Specific indentures will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a report filed under the Exchange Act, incorporated by reference in this prospectus.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are subject to the informational requirements of the Exchange Act and, in accordance with the Exchange Act, are required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy and information statements and other information with the SEC. Such annual, quarterly and current reports, proxy and information statements and other information can be reviewed by accessing the SEC’s website at www.sec.gov. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. This information is also available on the investor relations section of our website, which is located at www.nautilusinc.com. Information on, or accessible through, our website is not part of this prospectus.

Our common stock is listed and traded on the NYSE. Our reports, proxy statements and other information filed with the SEC can also be inspected and copied at the offices of the NYSE, 11 Wall Street, 5th Floor, New York, New York 10005.

We make available free of charge on or through our website, www.nautilusinc.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus and does not constitute a part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information and any and all of the documents referred to herein without charge to each person, including any beneficial owners, to whom a copy of this prospectus has been delivered, who makes a written or oral request at the following address, telephone number or email address:

Nautilus, Inc.

Attention: Investor Relations

17750 S.E. 6th Way

Vancouver, Washington 98683

(646) 277-1254

john.mills@icrinc.com

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information we have filed with it into our registration statement of which this prospectus is a part. This means that we are disclosing important information to you without actually including that information in this prospectus by referring you to other documents that we have filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be part of this prospectus. Information that we later provide to the SEC, and which is deemed “filed” with the SEC, will automatically update information that we previously filed with the SEC, and may replace information in this prospectus and information that we previously filed with the SEC. We incorporate by reference into this prospectus the documents listed below and any additional documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date we file this prospectus with the SEC until the termination of the offering of securities described in the applicable prospectus supplement, excluding any portion of those filings “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed “filed” under the Exchange Act and not incorporated in this prospectus.

We hereby incorporate by reference the following documents and information:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which includes audited financial statements for our latest fiscal year, filed with the SEC on February 26, 2021;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, and June 30, 2021, filed with the SEC on May 10, 2021, and August 9, 2021, respectively;

•

the information in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2021, but only with respect to information incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on March 3, 2021, May 10, 2021, May 20, 2021, June 21, 2021, June 21, 2021, August 9, 2021, and September 17, 2021; and

•	the description of our securities set forth in Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, or any free writing prospectus we may authorize to be delivered to you. You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus is accurate as of any date other than the date on the front of each document.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Lane Powell PC, Seattle, Washington or any successor firm engaged by us. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement. Such opinions may be conditioned upon and may be subject to assumptions regarding future action required to be taken by us and any underwriters, dealers or agents in connection with the issuance of any securities and may be subject to other conditions and assumptions, as indicated in the prospectus supplement.

EXPERTS

The consolidated financial statements of Nautilus, Inc. as of December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases.

3,525,000 Shares of Common Stock

Pre-funded Warrants to Purchase Up to 573,362 Shares of Common Stock

573,362 Shares of Common Stock Underlying the Pre-funded Warrants

PROSPECTUS SUPPLEMENT

Roth Capital Partners

June 15, 2023